Exhibit 99.3

Reformatted Portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Segments

In general, management’s discussion of Dominion’s results of operations focuses on the contributions of its operating segments. However, the discussion of Dominion’s financial condition under Liquidity and Capital Resources is based on legal entities as Dominion transacts business in the financial markets on that basis. Dominion’s three primary operating segments are:

Dominion Energy manages Dominion’s generation portfolio, consisting primarily of generating units and power purchase agreements. It also manages Dominion’s energy trading and marketing, hedging and arbitrage activities; and electric transmission, gas pipeline and certain gas production and storage operations. Dominion Energy’s operating results largely reflect: the impact of weather on demand for electricity; customer growth as influenced by overall economic conditions and acquisitions; and changes in prices of commodities, primarily electricity and natural gas, that the segment actively markets and trades, uses for hedging purposes, and consumes in generation activities.

Dominion Delivery manages Dominion’s electric and gas distribution systems, as well as customer service. Dominion Delivery’s operating results reflect the impact of weather on demand for electricity and natural gas and customer growth as influenced by overall economic conditions. Dominion Delivery’s electric and gas businesses are subject to cost-of-service rate regulation; changes in prices of commodities consumed or delivered are generally recoverable in rates charged to customers. However, certain rates may be subject to price caps, limiting recovery of higher costs in certain circumstances. Dominion Delivery also includes Dominion’s interest in Dominion Fiber Ventures LLC (DFV), a telecommunications joint venture. See Note 30 for a discussion of Dominion’s consolidation of DFV beginning in February 2003.

Dominion Exploration & Production manages Dominion’s onshore and offshore gas and oil exploration, development and production operations. They are located in several major producing basins in the lower 48 states, including the outer continental shelf and deep-water areas of the Gulf of Mexico, and Western Canada. Dominion Exploration & Production’s operating results reflect successful discovery of and production from natural gas and oil reserves, as well as changes in prices of natural gas and oil. Dominion Exploration & Production’s commodity risk is managed by the Dominion Energy Clearinghouse (the Clearinghouse) by using derivative instruments, such as forwards, swaps, and options.

In addition, Dominion also presents its corporate functions, financial services and other operations as an operating segment.

For more information on Dominion’s segments, see Note 32 to the Consolidated Financial Statements.

Results of Operations

Dominion’s discussion of its results of operations includes a tabular summary of contributions by its operating segments to net income and diluted earnings per share, an overview of 2002 and 2001 results of operations for consolidated Dominion, as well as a more detailed discussion of operating segment results of operations.

	2002		2001		2000

(millions, except per share amounts)	Net Income	EPS	Net Income	EPS	Net Income	EPS

Dominion Energy	$836	$2.95	$772	$3.05	$544	$2.30
Dominion Delivery	389	1.38	317	1.26	284	1.20
Dominion E&P	380	1.34	320	1.27	255	1.08

Net income contribution—operating segments	1,605	5.67	1,409	5.58	1,083	4.58
Corporate and Other	(243)	(0.85)	(865)	(3.43)	(647)	(2.73)

Total—Consolidated Dominion	$1,362	$4.82	$544	$2.15	$436	$1.85

Consolidated operating revenue	$10,218		$10,558		$9,246
Consolidated operating expense	$7,333		$8,773		$7,731

Overview of Consolidated Operating Results—2002

Dominion earned $4.82 per diluted share on net income of $1.36 billion in 2002, an increase of $818 million and $2.67 per diluted share over 2001. The increase includes higher net income contributions by all operating segments, partially offset by approximately $0.57 of share dilution, reflecting a substantial increase in the number of average common shares outstanding during 2002. In addition, Dominion recognized fewer specific charges in 2002, as described in Corporate and Other segment results below.

Regulated electric sales and non-regulated retail energy sales increased as a result of favorable weather conditions and growth in customer base. Nonregulated electric sales by Dominion’s merchant generation fleet declined primarily due to lower electricity prices, partially offset by sales from recently acquired and constructed assets. Sales of gas and oil production increased as a result of higher production levels, reflecting Dominion’s ongoing drilling programs, the operations of Louis Dreyfus Natural Gas Corp. (Louis Dreyfus), partially offset by natural production declines and by lower average realized prices for gas and oil, including the effects of hedging. Overall, net revenue from Dominion’s energy trading operations decreased for 2002. Gas trading activities contributed less for 2002, reflecting the effects of net unfavorable price changes on unsettled contracts and lower trading margins, partially offset by higher overall trading volumes. Electric trading activities increased for 2002, reflecting favorable price changes on unsettled contracts and higher trading margins. Energy trading operations are discussed in more detail as part of the Dominion Energy segment results of operations.

In addition to the contributions by its operating segments, the discontinuance of goodwill amortization resulted in a $95 million increase in net income. During 2002, Dominion did not recognize any significant specific charges, as compared to 2001 when those charges totaled $797 million, as described in the Corporate and Other segment results. Interest and related charges decreased $52 million, reflecting lower overall interest rates on outstanding debt, partially offset by interest on new issues of debt and distributions on trust preferred securities issued in late 2001 and during 2002. Dominion’s effective income tax rate decreased, reflecting the net $33 million effect of including certain subsidiaries in Dominion’s consolidated state income tax returns. In addition, the effective tax rate decreased for foreign earnings, the discontinuance of goodwill amortization for book purposes and other factors.

Overview of Consolidated Operating Results—2001

Dominion earned $2.15 per diluted share on net income of $544 million in 2001, an increase of $108 million and $0.30 per diluted share over 2000. The increase includes higher net income contributions by all operating segments, partially offset by a higher number of specific charges in 2001 as compared to 2000, as discussed in Corporate and Other segment results below.

The increase in results for Dominion’s operating segments for 2001 reflect the operations of businesses acquired during the year. Dominion acquired Millstone Power Station (Millstone) on March 31, 2001. Its operations contributed significantly to the increase in nonregulated electric sales. Regulated gas sales, nonregulated gas sales and gas and oil production revenue increased as Consolidated Natural Gas Company’s (CNG) operations were included for all of 2001. In addition, 2001 gas and oil production results reflected the inclusion of Louis Dreyfus for two months as well as higher realized prices for gas. Dominion’s energy trading operations, recorded as nonregulated gas and electric sales, net of cost of sales, also contributed to the overall operating revenue increase.

The increase in net income contribution by the segments’ operations was partially offset by a higher-level of specific charges in 2001, as compared to 2000, as described in the discussion of the Corporate and Other segment results. Such charges for 2001 and 2000 totaled $797 million and $579 million, respectively. Interest expense and related charges decreased $27 million, reflecting lower overall interest rates on outstanding debt. Dominion’s effective income tax rate increased and its other taxes decreased in 2001 because its utility operations in Virginia became subject to state income taxes in lieu of gross receipts taxes effective January 2001. In addition, Dominion recognized higher effective rates for foreign earnings and higher pretax income in relation to non-conventional fuel tax credits realized.

Dominion Energy

(millions, except per share amounts)	2002	2001	2000

Operating revenue	$6,168	$6,363	$5,113
Operating expenses	4,608	4,848	4,038
Net income contribution	836	772	544
Earnings per share contribution	$2.95	$3.05	$2.30

Electricity supplied* (million mwhrs)	101	95	83
Gas transmission throughput (bcf)	597	553	567

*	Amounts presented are for electricity supplied by utility and merchant generation operations.

Operating Results—2002

Dominion Energy contributed $2.95 per diluted share on net income of $836 million for 2002, a net income increase of $64 million and an earnings per share decrease of $0.10 over 2001. Net income for 2002 reflected lower operating revenue ($195 million), operating expenses ($240 million) and other income ($27 million). Interest expense and income taxes, which are discussed on a consolidated basis, decreased $45 million over 2001. The earnings per share decrease reflected share dilution.

Regulated electric sales revenue increased $189 million. Favorable weather conditions, reflecting increased cooling and heating degree-days, as well as customer growth, are estimated to have contributed $142 million and $44 million, respectively. Fuel rate recoveries increased approximately $65 million for 2002. These recoveries are generally offset by increases in electric fuel expense and do not materially affect income. Partially offsetting these increases was a net decrease of $62 million due to other factors not separately measurable, such as the impact of economic conditions on customer usage, as well as variations in seasonal rate premiums and discounts.

Nonregulated electric sales revenue increased $9 million. Sales revenue from Dominion’s merchant generation fleet decreased $21 million, reflecting a $201 million decline due to lower prices partially offset by sales from assets acquired and constructed in 2002 and the inclusion of Millstone operations for all of 2002. Revenue from the wholesale marketing of utility generation decreased $74 million. Due to the higher demand of utility service territory customers during 2002, less production from utility plant generation was available for profitable sale in the wholesale market. Revenue from retail energy sales increased $71 million, reflecting primarily customer growth over the prior year. Net revenue from Dominion’s electric trading activities increased $33 million, reflecting the effect of favorable price changes on unsettled contracts and higher trading margins.

Nonregulated gas sales revenue decreased $351 million. The decrease included a $239 million decrease in sales by Dominion’s field services and retail energy marketing operations, reflecting to a large extent declining prices. Revenue associated with gas trading operations, net of related cost of sales, decreased $112 million. The decrease included $70 million of realized and unrealized losses on the economic hedges of natural gas production by the Dominion Exploration & Production segment. As described below under Selected Information—Energy Trading Activities, sales of natural gas by the Dominion Exploration & Production segment at market prices offset these financial losses, resulting in a range of prices contemplated by Dominion’s overall risk management strategy. The remaining $42 million decrease was due to unfavorable price changes on unsettled contracts and lower overall trading margins. Those losses were partially offset by contributions from higher trading volumes in gas and oil markets.

Gas transportation and storage revenue decreased $44 million, primarily reflecting lower rates.

Electric fuel and energy purchases expense increased $94 million which included an increase of $66 million associated with Dominion’s energy marketing operations that are not subject to cost-based rate regulation and an increase of $28 million associated with utility operations. Substantially all of the increase associated with non-regulated energy marketing operations related to higher volumes purchased during the year. For utility operations, energy costs increased $66 million for purchases subject to rate recovery, partially offset by a $38 million decrease in fuel expenses associated with lower wholesale marketing of utility plant generation.

Purchased gas expense decreased $245 million associated with Dominion’s field services and retail energy marketing operations. This decrease reflected approximately $162 million associated with declining prices and $83 million associated with lower purchased volumes.

Liquids, pipeline capacity and other purchases decreased $64 million, primarily reflecting comparably lower levels of rate recoveries of certain costs of transmission operations in the current year period. The difference between actual expenses and amounts recovered in the period are deferred pending future rate adjustments.

Other operations and maintenance expense decreased $18 million, primarily reflecting a decrease in outage costs due to fewer generation unit outages in the current year.

Depreciation expense decreased $24 million, reflecting decreases in depreciation associated with changes in the estimated useful lives of certain electric generation and transmission property, partially offset by increased depreciation associated with State Line and Millstone operations.

Other income decreased $27 million, including a $14 million decrease in net realized investment gains in the Millstone decommissioning trusts. In addition, the decrease included a $12 million decline in equity income from Elwood Energy, an equity method investment, reflecting higher interest expense due to the issuance of additional debt by that company in 2002.

Operating Results—2001

Dominion Energy contributed $3.05 per diluted share on net income of $772 million for 2001, an increase of $228 million and $0.75 per diluted share over 2000 results. The increase in net income reflected a full year of CNG operations in 2001, the acquisition of Millstone and reductions in certain operating expenses.

Operating revenue increased $1.3 billion to $6.4 billion in 2001, as compared to 2000 reflecting the acquisition of Millstone and a full year of CNG operations for 2001. Regulated electric sales for 2001 reflected customer growth and comparatively higher fuel rates; however, these increases were largely offset by comparatively mild weather. Millstone operations largely contributed to the increase in non-regulated electric sales. Non-regulated gas sales and gas transportation and storage revenue increased, reflecting a full year of CNG operations and increased transportation rates. The results of Dominion’s trading and marketing operations contributed to the overall increase in operating revenue.

Operating expenses increased $810 million to $4.8 billion for 2001, as compared to 2000. Higher commodity prices contributed to increased electric fuel and energy purchases and purchased gas. In addition, purchased gas increased, reflecting CNG operations for the entirety of 2001. Depreciation increased overall due to the inclusion of Millstone. This increase was partially offset by an extension of the estimated useful lives of Dominion’s nuclear plants in connection with the expected relicensing of those plants. This change in estimate resulted in a $78 million decrease in depreciation expense. Purchased capacity decreased as Dominion terminated certain contracts in early 2001. Other operations and maintenance increased due to the inclusion of Millstone operations and scheduled outages at both nuclear and fossil plants.

Selected Information—Energy Trading Activities

As previously described, Dominion Energy manages Dominion’s energy trading, hedging and arbitrage activities through the Clearinghouse. Dominion believes these operations complement its integrated energy businesses and facilitate its risk management activities. As part of these operations, the Clearinghouse enters into contracts for purchases and sales of energy-related commodities, including natural gas, electricity and oil. Settlement of a contract may require physical delivery of the underlying commodity or, in some cases, an exchange of cash. These contracts are classified as energy trading contracts for financial accounting purposes. The contracts are included in the Consolidated Balance Sheets as components of current and non-current derivative and energy trading assets and liabilities. Gains and losses from energy trading contracts, including both realized and unrealized amounts, are reported net in the Consolidated Statements of Income as revenue.

In accordance with generally accepted accounting principles, Dominion reports energy trading contracts in its financial statements at fair value. A discussion of how Dominion determines fair value for its energy trading contracts, can be found in Critical Accounting Policies presented earlier in MD&A.

The Clearinghouse enters into contracts with the objective of benefiting from changes in the prices of energy commodities. Clearinghouse management continually monitors its contract positions, considering location and timing of delivery or settlement for each energy commodity in relation to market price activity, seeking arbitrage opportunities. For example, after entering into a contract to purchase a commodity, the Clearinghouse typically enters into a sales contract, or a combination of sales contracts, with quantities and delivery or settlement terms that are identical or very similar to those of the purchase contract. When the purchase and sales contracts are settled either by physical delivery of the underlying commodity or by net cash settlement, the Clearinghouse may receive a net cash margin (a realized gain), or sometimes will pay a net cash margin (a realized loss).

Until the contracts are settled, however, Dominion must record the changes in the fair value of both contracts. These changes in fair value represent unrealized gains and losses. To the extent purchase and sales contracts with identical or similar terms are held by the Clearinghouse, the changes in their fair values will generally offset one another. Although the Clearinghouse may hold purchase or sales contracts for delivery of commodities at particular locations and times that have not been offset, such exposures are monitored and actively managed on a daily basis. Dominion’s risk management policies and procedures are designed to limit its exposure to commodity price changes.

Additional discussion can be found in Market Rate Sensitive Instruments and Risk Management and Notes 2, 15 and 29 to the Consolidated Financial Statements. Also, see Note 4 to the Consolidated Financial Statements for a discussion of Dominion’s implementation of new accounting requirements effective January 1, 2003 to reflect the decision of the Emerging Issues Task Force (EITF) in Issue No. 02-3, Issues Involved in Accounting for Contracts under Issue No. 98-10. As a result, some energy-related contracts are no longer subject to fair value accounting.

During 2002, the Clearinghouse also held derivative financial contracts to manage the price risk of certain anticipated sales of Dominion Exploration & Production’s 2002 and 2003 natural gas production (economic hedges). Dominion did not designate these derivatives as hedges for accounting purposes and, as a result, any change in the fair value of these derivatives is included in earnings. During 2002, Dominion Energy recognized a loss of $48 million related to the 2002 economic hedges, representing $43 million from contract settlements and $5 million for the reversal of unrealized gains that existed at December 31, 2001. In addition, Dominion Energy recognized $22 million of unrealized losses in 2002 related to the change in the fair value of the 2003 economic hedges. As anticipated, Dominion Exploration & Production sold sufficient volumes of natural gas in 2002 at market prices, which, when combined with the settlement of the 2002 economic hedges, resulted in a range of prices for those sales contemplated by the risk management strategy. Similarly, Dominion expects the combination of anticipated gas sales and the 2003 economic hedges to result in a range of prices for those sales as contemplated by this risk management strategy in 2003.

A summary of the changes in the unrealized gains and losses in Dominion’s energy trading contracts, including the economic hedges described above, during 2002 follows:

(millions)	Energy Trading Contracts

Net unrealized gain at December 31, 2001	$165
Contracts realized or otherwise settled during the period	(40)
Net unrealized gain at inception of contracts initiated during the period	39
Changes in valuation techniques	6
Other changes in fair value	—

Net unrealized gain at December 31, 2002	$170

The balance of net unrealized gains and losses in Dominion’s energy trading contracts, including the economic hedges discussed above, at December 31, 2002 is summarized in the following table based on the approach used to determine fair value and the contract settlement or delivery dates:

(millions)	Maturity Based on Contract Settlement or Delivery Date(s)

Source of Fair Value	Less Than 1 Year	1-2 Years	2-3 Years	3-5 Years	In Excess of 5 Years	Total

Actively quoted(1)	$8	$15	$13			$36
Other external sources(2)		19	13	$13	$8	53
Models and other valuation techniques(3)	19	15	14	10	23	81

Total	$27	$49	$40	$23	$31	$170

(1)	Exchange-traded and over-the-counter contracts.
(2)	Values based on prices from over-the-counter broker activity and industry services and, where applicable, conventional option pricing models.
(3)	Values based on Dominion’s estimate of future commodity prices when information from external sources is not available and use of internally-developed models, reflecting option pricing theory, discounted cash flow concepts, etc.

Dominion Delivery

(millions, except per share amounts)	2002	2001	2000

Operating revenue	$2,324	$2,744	$2,607
Operating expenses	1,565	2,103	2,024
Net income contribution	389	317	284
Earnings per share contribution	$1.38	$1.26	$1.20

Electricity delivered (million mwhrs)	75	72	74
Gas throughput (mmcf)	364	357	356

Operating Results—2002

Dominion Delivery contributed $1.38 per diluted share on net income of $389 million for 2002, an increase of $72 million and $0.12 per diluted share over 2001. Net income for 2002 reflected lower operating revenue ($420 million), operating expenses ($538 million) and other income ($37 million). Changes in interest and income taxes, which are discussed on a consolidated basis, were not significant.

Regulated electric sales revenue increased $48 million. Favorable weather conditions, reflecting increased cooling and heating degree-days, as well as customer growth, are estimated to have contributed $53 million and $16 million, respectively. Partially offsetting these increases was a net decrease of $21 million due to other factors not separately measurable, such as the impact of economic conditions on customer usage, as well as variations in seasonal rate premiums and discounts.

Regulated gas sales revenue decreased $533 million, reflecting $550 million for lower gas cost recoveries attributable to lower prices and customer migration, partially offset by the impact of slightly colder weather and other factors. The decrease was substantially offset by a $489 million decrease in purchased gas expense, reflecting the matching of purchased gas costs and gas cost recoveries in rates, and increased gas transportation service revenue.

Gas transportation and storage revenue increased $36 million, primarily reflecting the shift of customer status from regulated gas sales to gas transportation service in connection with the switch by distribution customers to other natural gas suppliers. The migration of customers does not generally affect net income, as the recognition of the cost of gas delivered for regulated gas sales customers is matched against rate recoveries.

Other operations and maintenance expense decreased $48 million, primarily reflecting lower general and administrative expenses.

Other income decreased $37 million, reflecting to a large extent a $27 million increase in equity losses on Dominion’s telecommunications joint venture. The increased losses reflected lower revenue and increased operating expenses resulting from the expansion into several new markets in 2002. See Notes 30 and 32 to the Consolidated Financial Statements.

Operating Results—2001

Dominion Delivery contributed $1.26 per diluted share on net income of $317 million for 2001, an increase of $33 million and $0.06 per diluted share over 2000 results. The increase in net income reflects slightly higher gas throughput and slightly lower volumes of electricity delivered, as well as overall higher gas and electric rates.

Operating revenue increased $137 million to $2.7 billion for 2001, reflecting a full year of CNG operations for 2001. This is reflected in higher regulated gas sales and gas transportation and storage revenue as a result of higher overall throughput and rates. Regulated electric sales for 2001 reflect customer growth and comparatively higher fuel rates, partially offset by the effect of comparatively milder weather.

Operating expenses increased $79 million to $2.1 billion for 2001. Higher prices for commodities delivered or consumed contributed to increased purchased gas expense. In addition, purchased gas increased, as 2000 amounts only included 11 months of CNG operations.